EXHIBIT 23A

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated of our reports dated February 7, 2007, with respect to the consolidated financial statements of Bassett Furniture Industries, Incorporated, Bassett Furniture Industries, Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bassett Furniture Industries, Incorporated, included in the 2006 Annual Report to Shareholders of Bassett Furniture Industries, Incorporated.

Our audits also included the financial statement schedule of Bassett Furniture Industries, Incorporated listed in Item 15(a). This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-52405, Form S-8 No. 33-52407, Form S-8 No. 333-60327, and Form S-8 No. 333-43188) of our report dated February 7, 2007, with respect to the consolidated financial statements incorporated herein by reference, our report dated February 7, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated herein by reference and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Bassett Furniture Industries, Incorporated.

/s/ Ernst & Young LLP

Greensboro, North Carolina

February 7, 2007